UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2007 (March 13, 2007)

TRAFFIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27046	22-3322277
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Blue Hill Plaza, Pearl River, New York	10965
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 620-1212

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

We entered into a Memorandum of Agreement dated March 13, 2007 (the “Madacy/EZ Agreement”) between and among Madacy Entertainment LP (“Madacy”), EZ-Tracks, LP (“EZ LP”) and Traffix, Inc., to amend the terms of a Marketing and Services Agreement dated January 22, 2005, as amended (the “M&S Agreement”), by and among Madacy, EZ LP and Traffix Music, Inc.

The M&S Agreement had provided, among other things, that EZ LP would market and promote EZTracks.com, our web destination consisting of downloadable songs licensed from Madacy. We, through a subsidiary, owned 50.7% of EZ LP and were responsible for managing the operations of the business, including generating traffic to the website, as well as selling advertising on the site. CIK Holdings Inc. (“CIK”), an entity associated with Madacy, owned 49.3% of EZ LP and licensed to EZ LP its inventory of downloadable music, including downloadable music licensed from other parties.

Pursuant to the terms of the Madacy/EZ Agreement, the M&S Agreement has been amended to, among other things, (i) provide for a single fixed 10-year term commencing on January 1, 2007 and terminating on December 31, 2016; (ii) give us the option to extend such term for up to five (5) additional one-year terms; (iii) continue the sublicense from Madacy of the San Juan Songs (as defined in the M&S Agreement); and (iv) continue and establish a term to the license for ringtones, ringbacks and other telephone uses.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Concurrent with the execution of the Madacy/EZ Agreement, we entered into a Memorandum of Agreement dated March 13, 2007 with CIK, pursuant to which we acquired CIK’s 49.3% ownership of EZ LP (the “CIK Agreement”) (so that we now own all of the limited partnership interests of EZ LP).

The purchase price consisted of 500,000 shares of our common stock and $1,290,000 in cash. In addition, we agreed to pay CIK additional consideration of between $1.25 million and $2.75 million in the event of a Traffix Sales Event or an EZ-Tracks Sale (each as defined in the CIK Agreement).

Among other things, the CIK Agreement provides that (i) all of the shares of our common stock included in the purchase price will be placed in escrow and will secure the performance of the Secured Obligations (as defined in the CIK Agreement) and released at the rate of 50,000 shares every six (6) months commencing on January 1, 2008, to the extent not required to cover a Secured Obligation; (ii) subject to certain limitations, CIK can withdraw shares from escrow by replacing them with cash in the amount of $5.25 per share so removed; and (iii) we have granted CIK certain piggy-back and demand registration rights for the shares issued to it at closing.

The amount of consideration payable was determined as a result of arm’s length negotiations between CIK and us. Other than as partners in EZ LP, no prior material relationship existed between CIK (and any of its affiliates, directors or officers) and us or any of our affiliates, directors or officers.

We funded the cash payment component of the consideration for the acquisition out of our working capital, and expect to make any additional cash payments, if required, from our available working capital or from the proceeds arising from the transaction giving rise to the obligation to pay the additional cash consideration.

The description of the foregoing transactions does not purport to be complete and is qualified in its entirety by reference to the Madacy/EZ Agreement and the CIK Agreement, copies of which are attached as exhibits hereto.

Item 8.01. Other Events.

On March 14, 2007, we issued a press release announcing the matters described above in Items 1.01 and 2.01. A copy of that press release is attached hereto as an Exhibit.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description

10.1	Memorandum of Agreement dated March 13, 2007 between and among Madacy Entertainment LP, EZ-Tracks, LP and Traffix, Inc.(1)

10.2	Memorandum of Agreement dated March 13, 2007 between CIK Holdings Inc. and Traffix, Inc.(1)

10.3	Video Content Marketing Agreement dated March 13, 2007 between Traffix, Inc. and Madacy Entertainment, LP(1)

10.4	Marketing and Services Agreement dated January 22, 2005 by and between Madacy Entertainment Group, Ltd., EZ-Tracks, LP and Traffix Music, Inc.(2)

10.5	Limited Partnership Agreement dated as of January 12, 2005 among Traffix EZ Ltd., Madacy sp Inc. and Traffix SP-EZ ULC(2)

99.1	March 14, 2007 Press Release(1)
_______________

(1)	Filed herewith

(2)	Included as an exhibit to the Company’s Current Report on Form 8-K, filed with the Commission on January 18, 2005 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAFFIX, INC.

Dated: March 15, 2007
	By:	/s/ Dan Harvey
Dan Harvey, CFO

Exhibit Index

Exhibit Number	Description

10.1	Memorandum of Agreement dated March 13, 2007 between and among Madacy Entertainment LP, EZ-Tracks, LP and Traffix, Inc.(1)

10.2	Memorandum of Agreement dated March 13, 2007 between CIK Holdings Inc. and Traffix, Inc.(1)

10.3	Video Content Marketing Agreement dated March 13, 2007 between Traffix, Inc. and Madacy Entertainment, LP(1)

10.4	Marketing and Services Agreement dated January 22, 2005 by and between Madacy Entertainment Group, Ltd., EZ-Tracks, LP and Traffix Music, Inc.(2)

10.5	Limited Partnership Agreement dated as of January 12, 2005 among Traffix EZ Ltd., Madacy sp Inc. and Traffix SP-EZ ULC(2)

99.1	March 14, 2007 Press Release(1)
_______________

(1)	Filed herewith

(2)	Included as an exhibit to the Company’s Current Report on Form 8-K, filed with the Commission on January 18, 2005 and incorporated herein by reference.